SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                             BioSphere Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    09066V103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             Andrew S. Paul, Esquire
                        c/o Tudor Investment Corporation
                          One Liberty Plaza, 51st Floor
                               New York, NY 10006
                                 (212) 602-6700
                                ----------------


                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 12, 2000
                                ----------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a Statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b) (3) or (4), check the following box [_].

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5)        Check Box if Disclosure of Legal Proceedings is Required Pursuant
               to Items 2(d) or 2(e)   [X]
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     457,618
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                457,618
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 457,618
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11  5.4%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Paul Tudor Jones, II
               -----------------------------------------------------------------
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization     United States of America
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     518,700
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                518,700
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 518,700
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11  6.1%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       IN
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor BVI Futures, Ltd.
               -----------------------------------------------------------------
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization       British Virgin Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     404,920
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                404,920
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 404,920
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11
                                                                 4.8%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Global Trading LLC
               -----------------------------------------------------------------
                    13-3862744
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     0
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                0
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 0
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11
                                                                 0.0%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       OO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Delaware
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     61,082
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                61,082
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 61,082
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11
                                                                 0.7%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       OO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    The Upper Mill Capital Appreciation Fund Ltd.
               -----------------------------------------------------------------
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     0
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                0
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 0
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11
                                                                 0.0%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    The Raptor Global Fund Ltd.
               -----------------------------------------------------------------
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     0
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                0
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 0
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11
                                                                 0.0%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    The Raptor Global Fund L.P.
               -----------------------------------------------------------------
                    13-3735415
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     0
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                0
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 0
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11  0.0%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Arbitrage Partners L.P.
               -----------------------------------------------------------------
                    13-3496979
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                   OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     0
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                0
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 0
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11  0.0%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       PN
--------------------------------------------------------------------------------

CUSIP No.         09066V103
--------------------------------------------------------------------------------
     1)        Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------
                    98-0211544
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
     2)        Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
     3)        SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
     4)        Source of Funds                                         OO
--------------------------------------------------------------------------------
     5) Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     6)        Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
                    (7)  Sole Voting Power                       0
Number of Shares    ------------------------------------------------------------
Beneficially        (8)  Shared Voting Power                     52,698
Owned by Each       ------------------------------------------------------------
Reporting Person    (9)  Sole Dispositive Power                  0
With                ------------------------------------------------------------
                    (10) Shared Dispositive Power                52,698
--------------------------------------------------------------------------------
     11)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 52,698
--------------------------------------------------------------------------------
     12) Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
     13)       Percent of Class Represented by Amount in Row 11  0.6%
--------------------------------------------------------------------------------
     14)       Type of Reporting Person (See Instructions)       CO
--------------------------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

         This Amendment No. 7, dated January 18, 2000, amends the Schedule 13D, dated November 20, 1998 and relates to the Common Stock, par value $.01 per share ("Common Share"), of BioSphere Medical, Inc., a Massachusetts corporation (the "Company") (formerly BioSepra Inc.). This Amendment No. 7 is filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), The Raptor Global Portfolio Ltd., a company organized under the laws of the Cayman Islands ("Raptor Portfolio"), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI"), Tudor Proprietary Trading, L.L.C. ("TPT") and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., Raptor Portfolio, TAP, TGT, TPT and Tudor BVI, the "Reporting Persons").* The summary of information on schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.

         The Company's principal executive offices are located at 111 Locke Drive, Marlborough, MA 01752.

Item 2.  Identity and Background
         -----------------------

         No change except the following:

         Raptor Portfolio is added as a Reporting Person. Raptor Portfolio's business address is c/o Curacao International Trust Company N.V., Kaya Flamboyan 9, Curacao, Netherlands Antilles. Raptor Portfolio is an investment fund which principally invests in debt, equity, derivative securities and other financial instruments for the benefit of the holders of its partnership, stock and other capital securities.

         The directors of Raptor Portfolio are also the directors of Raptor Ltd. Accordingly, the name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each natural person that is a director of Raptor Portfolio is set forth on Schedule I to the Schedule 13D as amendment under the heading Raptor Ltd.


Item 5.  Interest in Securities of the Issuer
         ------------------------------------

         Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock within the past sixty days.

         Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Portfolio, Raptor Ltd., Raptor L.P. and Tudor BVI, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT and TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

         Based on information contained in the Company's Form 10-Q for the quarter ended September 30, 1999 that there were 8,456,059 shares of Common Stock issued and outstanding as of November 8, 1999, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power,
(iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of Raptor Portfolio, Raptor Ltd., Raptor L.P. and Tudor BVI has the power to remove TIC as its investment advisor or general partner and because TAP has the power to remove TGT as its general partner. Each of Raptor Portfolio, Raptor Ltd., Raptor L.P., TAP and Tudor BVI expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other such Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Portfolio, Raptor Ltd., Raptor L.P., TAP, TPT and Tudor BVI and, in the case of Mr. Jones, TIC and TGT.

         On October 1, 1999, each of Raptor L.P. and Raptor Ltd. transferred their entire interest in the Company to Raptor Portfolio, their wholly-owned affiliate.



--------
* For purposes of this Amendment No. 7 to the Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            Dated:     January 18, 2000

                            TUDOR INVESTMENT CORPORATION

                            By:        /s/ Andrew S. Paul
                               ---------------------------------------------
                                Andrew S. Paul
                                Managing Director and General Counsel


                                 /s/ Paul Tudor Jones, II
                            ------------------------------------------------
                                 Paul Tudor Jones, II


                            TUDOR BVI FUTURES, LTD.

                            By: Tudor Investment Corporation,
                                Trading Advisor


                                By:        /s/ Andrew S. Paul
                                   ----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                            TUDOR GLOBAL TRADING LLC,

                                By:        /s/ Andrew S. Paul
                                   ----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                            THE RAPTOR GLOBAL PORTFOLIO LTD.

                            By: Tudor Investment Corporation,
                                Investment Advisor

                                By:        /s/ Andrew S. Paul
                                   ----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel

                                TUDOR ARBITRAGE PARTNERS L.P.

                                By: TUDOR GLOBAL TRADING LLC,
                                    General Partner

                                    By:      /s/ Andrew S. Paul
                                       ---------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                TUDOR PROPRIETARY TRADING, L.L.C.

                                By:          /s/ Andrew S. Paul
                                     -----------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                                THE RAPTOR GLOBAL FUND L.P.

                                By:  Tudor Investment Corporation,
                                     General Partner

                                     By:        /s/ Andrew S. Paul
                                        --------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                THE RAPTOR GLOBAL FUND LTD.

                                By:  Tudor Investment Corporation,
                                     Investment Advisor

                                     By:        /s/ Andrew S. Paul
                                        --------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                By:  Tudor Investment Corporation,
                                     Sub-Investment Manager

                                     By:         /s/ Andrew S. Paul
                                        --------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel

                                                                      Schedule I

                                  TRANSACTIONS

         All shares of Common Stock were sold in connection with the Exchange.

Raptor Portfolio
----------------

Date              Transaction       # Shares         $/Share
----              -----------       --------         -------

1/6/00            Sell              3,930            8.75
1/7/00            Sell              67,510           7.53
1/11/00           Sell              3,800            9.75
1/13/00           Sell              5,900            9.50
1/14/00           Sell              27,510           9.58

Total Common Stock beneficially owned as of the date of this Amendment No. 7 to
Schedule 13D: 52,698


Tudor BVI
---------
Date              Transaction       # Shares         $/Share
----              -----------       --------         -------

1/6/00            Sell              930              8.75
1/7/00            Sell              24,150           7.53
1/10/00           Sell              32,500           9.00
1/11/00           Sell              1,050            9.75
1/13/00           Sell              1,390            9.50
1/14/00           Sell              6,510            9.58

Total Common Stock beneficially owned as of the date of this Amendment No. 7 to
Schedule 13D:  404,920


TPT
---

Date              Transaction       # Shares         $/Share
----              -----------       --------         -------

1/6/00            Sell              140              8.75
1/7/00            Sell              2,640            7.53
1/11/00           Sell              150              9.75
1/13/00           Sell              210              9.50
1/14/00           Sell              980              9.58


Total Common Stock beneficially owned as of the date of this Amendment No. 7 to
Schedule 13D: 61,082